EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Divine Skin, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Divine Skin, Inc. (File number 333-177708) of our report dated April 15, 2011, with respect to the consolidated balance sheets of Divine Skin, Inc. as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity, comprehensive (loss) income, and cash flows for the year ended December 31, 2010, which report is included in this annual report on Form 10-K of Divine Skin, Inc. for the year ended December 31, 2011.

/s/ RBSM, LLP
RBSM, LLP

New York, New York

April 4, 2012